EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8), pertaining to the Molecular Probes, Inc. 2001 Stock Incentive Plan and Molecular Probes, Inc. 2002 Stock Incentive Plan, to be filed on or about August 27, 2003, of our report dated February 7, 2003, with respect to the consolidated financial statements and schedule of Invitrogen Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
August 27, 2003